UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 3, 2011

ACADIA REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland	1-12002	23-2715194
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1311 Mamaroneck Avenue
Suite 260
White Plains, New York 10605
(Address of principal executive offices) (Zip Code)

(914) 288-8100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Amendment to Kenneth F. Bernstein Employment Agreement

On March 7, 2011, Acadia Realty Trust (the “Company”) executed the Sixth Amendment to the Employee Agreement (the “Agreement”) between the Company and Kenneth F. Bernstein, Chief Executive Officer and President. The Agreement extends Mr. Bernstein’s employment period for three years, increases his minimum annual base salary from $460,000 to $476,100 and deletes the excise tax gross-up clause from the contract. A copy of the Agreement is attached to this report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On March 3, 2011, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Trustees (the “Board”) of the Company and pursuant to the Acadia Realty Trust 2003 and 2006 Incentive Plans, the Board approved (a) long-term incentive awards for 2010, (b) elective Long Term Incentive Plan Unit (“LTIP Units”) awards and (c) an additional retention award.  The awards were made as grants of non-vested LTIP Units for the following named executive officers of the Company:

Name and Position	2010 Long Term Incentive Award	Elective LTIP Unit Award	Additional Retention Award	Total LTIP Unit Awards in Dollars	Awards Reflected as Number of LTIP Units

Kenneth F. Bernstein, Chief Executive Officer and President	$800,000	$1,600,000	$2,000,000	$4,400,000	230,971

Michael Nelsen, Chief Financial Officer and Senior Vice President	$118,000	$236,000	-	$354,000	18,583

Joel Braun, Chief Investment Officer and Executive Vice President	$260,000	$518,667	-	$778,667	40,875

Robert Masters, General Counsel, Chief Compliance Officer and Senior Vice President	$118,000	$237,333	-	$355,333	18,653

Joseph Napolitano, Chief Administrative Officer and Senior Vice President	$103,000	$206,667	-	$309,667	16,255

In recommending these actions to the Board, the Committee considered several factors, including the scope of the individual’s responsibilities, the individual’s performance relative to the benchmarks established by the Committee, competitive payment practices in the industry, the historical financial results and the anticipated financial performance of the Company. The benchmarks established by the Committee relate to corporate performance goals, team/unit performance goals and individual performance goals such as earnings growth, stock performance, internal and external growth, balance sheet metrics, asset performance and other individual performance measurements. The Committee also considered compensation studies provided by compensation consultants and surveys with respect to other comparable publicly-traded real estate investment trusts regarding executive compensation and performance benchmarks.

2010 long-term incentive awards to executives other than Mr. Bernstein.  The total 2010 long-term incentive awards approved by the Board to certain executive officers were allocated 83% as time-based awards and 17% as performance-based awards.  The awards consist of non-vested LTIP Units for which the number was determined based on the trailing 20-day average price of the Company’s Common Shares from the date of grant of $19.05. The LTIP Units will vest in five equal annual installments commencing on January 6, 2012 provided that the executive continues to be employed by the Company through the applicable vesting date.  Long-term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance.  These ownership opportunities and awards also provide a retention benefit by vesting over future periods.

Elective LTIP Unit awards to executives other than Mr. Bernstein.  In addition to their base salaries and long-term incentive awards, certain executive officers of the Company received elective LTIP Unit awards tied both to the overall performance of the Company and to their individual performances.  In this regard, the Committee established specific performance goals for the payment of elective LTIP Unit awards based on the per share growth in cash available for distributions and total annual shareholder return. The number of LTIP units granted in connection with this Elective LTIP Unit award were at a 25% discount to the trailing 20-day average price of the Company’s Common Shares.

2010 long-term incentive award, elective LTIP award and additional retention award to Mr. Bernstein. The 2010 long-term incentive award, elective LTIP Unit award and the additional retention award approved by the Board to Mr. Bernstein amounted to 230,971 LTIP Units. The additional retention award was granted to retain Mr. Bernstein’s services with the Company and to compensate for the removal of the excise tax gross-up clause from his employment contract.  These LTIP Units shall vest as follows:

(i)    83,989 LTIP Units will vest in five equal annual installments commencing on January 6, 2012, (the “First Vesting Date”) provided that Mr. Bernstein continues to be employed by the Company through the applicable vesting date,

(ii)   41,995 LTIP Units shall also vest subject to the same schedule and Mr. Bernstein's continued employment, however the vesting on 50% of these LTIP Units will also be subject to the Company achieving certain annual and cumulative benchmarks established by the Board, and

(iii)  104,987 LTIP Units will vest as follows: 5,250 on the 1st, 2nd, 3rd and 4th anniversaries of the First Vesting Date and 83,987 on the 5th anniversary of the First Vesting Date.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Sixth Amendment to Employee Agreement dated March 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA REALTY TRUST
(Registrant)

Date:	March 9, 2011	By:	/s/ Michael Nelsen
Name: Michael Nelsen
Title: Chief Financial Officer and Senior Vice President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Sixth Amendment to Employee Agreement dated March 7, 2011.